Wilshire Enterprises, Inc.
1 Gateway Center
Newark, New Jersey 07102

September 4, 2007

Mr. Frank Elenio
363 Chestnut Street
Ridgefield, NJ 07657

Dear Frank:

Wilshire Enterprises, Inc. (the “Company”) understands that you have accepted an employment opportunity with Premier Wealth Management, Inc. (“Premier Wealth”) that will commence on or about September 4, 2007. We have agreed that, notwithstanding your new position with Premier Wealth, you also may remain employed by the Company on, and subject to, the new terms and conditions of employment that are set forth below in this letter.

During the course of your continued employment with the Company, you will continue to serve as Senior Vice President and Chief Financial Officer (and Principal Financial and Accounting Officer, as defined by the Securities and Exchange Commission) of the Company. However, effective as of September 4, 2007 (the “Effective Date”), you will not be required, or expected, to (a) devote all of your business time and efforts to the Company, or (b) except as reasonably necessary, perform your duties for the Company during regular business hours or on Company premises. Notwithstanding the foregoing, the Company will require that you devote such time to your duties and obligations to the Company as is necessary to (i) accurately and timely complete the Company’s filings under the Securities Exchange Act of 1934 with the Securities and Exchange Commission and certify such filings as required and (ii) assist the Company with such other finance related matters as are reasonably requested by the Company, including, without limitation, providing timely cooperation with the Company’s investment banker and other representatives. Please understand that the Company has agreed to permit this flexible working arrangement on a trial basis only. Accordingly, without limiting your status as an “at-will” employee, the Company may, in its sole discretion, elect to terminate our employment relationship if it determines that the flexible working arrangement does not meet its business needs or if performance expectations are not met.

Commencing on the Effective Date, your base salary will be reduced to $50,000 on an annualized basis. During the period of your continued employment, you shall (a) perform your duties honestly, diligently, competently and in good faith, (b) comply with all of the Company’s policies and practices in place from time to time, and (c) will not undertake any employment or business association that requires the rendering of personal services that interferes with your ability to perform your duties to the Company or conflicts with the interests of, or your obligations to, the Company.

During your continued employment with the Company, you will be entitled to participate in all of the Company’s employee benefit plans and programs then in effect for employees with similar positions (including, but not limited to, participation in the Company’s medical and dental plans), subject to enrollment criteria, eligibility requirements and the other terms and conditions of such plans and programs. You also will continue to be entitled to reimbursement of (i) your monthly usage costs of a Blackberry or similar device, and (ii) reasonable business expenses that you incur in performing your duties and obligations to the Company, subject to the Company’s policies and procedures from time to time in effect and to presentation of appropriate vouchers in accordance with such policies and procedures in place from time to time. Of course, the Company reserves the right, in its discretion, to change or rescind its benefit plans and programs and require and/or alter employee contribution amounts to the cost of benefits. Given your flexible work schedule, you will no longer be entitled to a specified number of paid vacation and/or personal days.

By executing this letter below, you represent and warrant to the Company that you have no agreement with, or duty to, Premier Wealth or any other person or entity that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company.

Your employment with the Company will continue to be “at-will.” This means that, just as you may resign from the Company at any time, for any reason or no reason, the Company has the right to terminate this employment relationship, with or without cause, at any time. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment, unless it is signed by you and the CEO of the Company and such agreement expressly states that it is an employment agreement.

This letter supercedes and replaces the offer letter to you dated August 4, 2006.

Kindly sign you name at the end of this letter to signify your understanding and acceptance of these terms and that no one at the Company has made any other representation to you.

Sincerely,

/s/ Sherry W. Izak
Sherry W. Izak
Chairman and Chief Executive Officer

Agreed and Accepted on this 4th day of September, 2007

/s/Frank Elenio
Frank Elenio